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                                                                    Exhibit 3.64


                       INPHYNET CONTRACTING SERVICES, INC.

                              ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

         Pursuant to Section 607.1001, 607.1003, and 607.1006 of the Florida Statutes, INPHYNET CONTRACTING SERVICES, INC., a Florida corporation (the "Corporation"), hereby adopts the following Articles of Amendment to its Articles of Incorporation:

         1.       The name of the corporation INPHYNET CONTRACTING SERVICES,
INC.

         2. Article V of the Corporation's Articles of Incorporation is hereby deleted in its entirety.

         3. The aforesaid Amendment to the Articles of Incorporation of INPHYNET CONTRACTING SERVICES, INC. was adopted and approved by an action by written consent of the directors and sole shareholder of the Corporation on the 11th day of March, 1999, with the unanimous vote of the directors and all votes of the shares of stock of the Corporation being voted in favor of such Amendment. Such vote was sufficient for approval of this Amendment.

         IN WITNESS WHEREOF, the undersigned Corporation has caused this Articles of Amendment to the Articles of Incorporation to be signed by its duly authorized officer as of this 11th day of March, 1999.

                                  INPHYNET CONTRACTING SERVICES, INC.,
                                  a Florida corporation

                                  By: /s/ Sarah J. Finley
                                      ------------------------------------------
                                      Sara J. Finley, Vice President & Secretary

Prepared by:  J. Andrew Hagan, Esq.
              Foley & Landner
              111 N. Orange Ave., Suite 1800
              Phone: (407) 423-7656
              FL Bar #: 0973343